Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2022 RESULTS

DALLAS--(BUSINESS WIRE)—May 9, 2022-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the first quarter of 2022. For the quarter, the Company generated a net income of $1 million, or $0.00 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $142 million, or $0.30 per diluted share for the first quarter of 2022.

FIRST QUARTER 2022 HIGHLIGHTS

•Net Production(2)(3): ~72,600 barrels of oil equivalent per day (boepd) with sales of 72,400 boepd

•Revenues: $659 million, or $101.15 per boe (excluding the impact of derivative cash settlements)

•Production expense: $125 million, or $19.14 per boe

•Capital expenditures (excluding acquisitions and divestitures): $101 million

•Generated free cash flow(1) of approximately $221 million
•Net debt reduced by approximately $330 million in the first quarter, driven by free cash flow and Ghana pre-emption proceeds, allowing Kosmos to reduce net leverage to ~1.9x

•Successful redetermination of the reserve-based lending facility ("RBL") and re-financing of the revolving credit facility ("RCF")
•Phase One of the Greater Tortue LNG project approximately 75% complete at quarter-end

Commenting on the Company’s first quarter 2022 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos had a strong first quarter operationally and financially, with production at the top end of guidance and free cash flow of around $220 million. We are continuing to invest in our differentiated portfolio which has the potential to grow production around 50% between 2022 and 2024 while increasing the gas weighting of our portfolio. This production growth combined with a reduction in capital spending as these projects come online should allow Kosmos to generate material, sustainable cash flow for its shareholders.

"We made good progress with the balance sheet during the quarter, with the successful redetermination of the RBL and re-financing of the RCF. We also reduced net debt by over $300 million in the quarter, which coupled with strong EBITDAX performance, helped reduce leverage to around 1.9x. We remain well on track to meet our target of less than 1.5x by year end.

“With low-cost, high margin oil assets that generate cash to pay down debt and invest in our deep portfolio of world-class gas assets, we believe we have the right portfolio at the right time. We are well positioned for the energy transition and believe we will have an increasingly important role to play in providing energy security to countries looking to diversify from current supply sources with cost competitive and geographically advantaged LNG.”

FINANCIAL UPDATE

Around the end of the first quarter, Kosmos successfully completed the semi-annual redetermination of the RBL facility and re-financed the RCF. As part of the RBL re-determination, lenders approved a borrowing base capacity of $1.25 billion with outstanding borrowings of $0.9 billion as of March 31, 2022. The maturity of the RCF was extended to December 2024 with $250 million of commitments.

During the quarter, Kosmos received approximately $118 million from Tullow following the completion of pre-emption for the additional Ghana interests acquired in October 2021. Kosmos' interest in the Jubilee and TEN fields has been reduced by approximately 3.5% and 7.7%, respectively. PetroSA's pre-emption process is still ongoing, however the impact is expected to be immaterial.

Net capital expenditure for the first quarter of 2022, excluding acquisitions and divestitures, was approximately $101 million. Full year capital expenditure guidance for 2022 of $670 million remains unchanged for inflation (reduced from $700 million for Ghana pre-emption) reflecting the longer duration of our supply agreements and mitigating actions taken.

Kosmos exited the first quarter of 2022 with $2.2 billion of net debt(1) and available liquidity of approximately $0.9 billion. Total net debt decreased in the quarter by approximately $330 million with the strong free cash flow and the Ghana pre-emption proceeds received from Tullow. Leverage fell from around 2.5x at year end 2021 to around 1.9x at the end of the first quarter of 2022.

OPERATIONAL UPDATE

Production

Total net production(2)(3) in the first quarter of 2022 averaged approximately 72,600 boepd, at the top end of guidance. We exited the quarter in a slight net overlift position.

Ghana

Production(3) in Ghana averaged approximately 42,300 barrels of oil per day (bopd) net in the first quarter of 2022. Kosmos lifted four cargos from Ghana during the quarter, in line with guidance.

At Jubilee, production averaged approximately 91,200 bopd gross during the quarter. At TEN, production averaged approximately 25,000 bopd gross for the first quarter. High reliability of the Ghana production facilities continues, with uptime of the Jubilee and TEN FPSO's averaging around 99% in the first quarter as well as high levels of water injection and gas offtake from the Government of Ghana.

On Jubilee, a water injector well was drilled and completed in the first quarter and is now providing pressure support to the field. A further producer well and water injector well were drilled in the first quarter with completion expected during the second quarter, which should help to support production levels through the second half of the year.

The Jubilee floating production, storage and offloading vessel ("FPSO") is currently undergoing a two week planned shut down for routine maintenance and facility upgrades with production expected to recommence at the end of this week.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 18,800 boepd net (83% oil) during the first quarter, impacted by unplanned facility downtime. All facilities were back online by the end of the first quarter.

Drilling of the Kodiak sidetrack well, which is being funded with insurance proceeds, is currently ongoing with production expected in the third quarter.

The Winterfell-2 appraisal well completed drilling during the first quarter and encountered approximately 40 meters of net oil pay in the first and second horizons, with better oil saturation and porosity than pre-drill expectations. The exploration tail discovered an additional oil-bearing horizon in a deeper reservoir, which is also prospective in the blocks immediately to the north. The results of this appraisal well further define the resource potential in the central Winterfell area, with our current estimate around 100 million barrels gross. We are continuing to work with partners on a low cost, lower carbon development targeting sanction around mid-year 2022, with first oil expected approximately 18 months after sanction.

During the quarter, Kosmos acquired an additional 5.5% working interest in Winterfell from Red Willow, an existing partner in the field bringing Kosmos' working interest to approximately 22% in the four central Winterfell blocks. The interest was acquired for approximately $10 million and funded through capital reductions elsewhere. Kosmos also holds a 36.5% interest in the two blocks to the north of the Winterfell discovery.

Post quarter-end, Kosmos exercised its preferential right to purchase an additional 5.9% interest in Kodiak from Marubeni for approximately $21 million with an additional deferred payment of $7 million, utilizing a portion of the Ghana pre-emption proceeds.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 34,900 bopd gross and 11,500 bopd net in the first quarter of 2022. Production increased around 15% from the fourth quarter of 2021 as a result of the new wells at Okume as well as ~99% uptime at the Ceiba FPSO. As forecasted, Kosmos lifted 1 cargo from Equatorial Guinea during the quarter.

During the quarter, the Okume upgrade project was completed. The field-wide upgrades were undertaken to increase Okume throughput and improve process reliability by increasing power generation, fluid handling and water injection capacities.

In April, the partnership commenced a three well electrical submersible pump (ESP) installation program, expected to be completed by the end of the third quarter, which provides support to existing production.

In early May, Kosmos and its Joint Venture partners agreed with the Ministry of Mines and Hydrocarbons of Equatorial Guinea to extend the Block G petroleum contract term, which will harmonize the expiration of the Ceiba and Okume field production licenses (presently expiring in 2029 and 2034 respectively) to 2040. The extension will support the next phase of investment in the license. As part of the extension, Kosmos has agreed to pay a signature bonus, included in our 2022 capital expenditure guidance, as well as to undertake an agreed work program. Management estimates 2P reserves will increase by around 6 million barrels, and net present value of the assets at a 10% discount rate will increase by approximately $100 million assuming $75 Brent.

Management estimates that the transaction in Equatorial Guinea and the two transactions in the U.S. Gulf of Mexico will add around 12 million boe of resources at a price of approximately $4 per boe.

Mauritania & Senegal

The Greater Tortue Ahmeyim liquified natural gas (LNG) project was approximately 75% complete at quarter-end with the following milestones achieved in the quarter:

•FLNG: commenced pipe rack outfitting and equipment installation and testing
•FPSO: mooring piles have been pre-installed offshore and work on the FPSO in the shipyard continues with mechanical completion activities and inspection tests
•Hub Terminal: construction continues on schedule with the 21st and final caisson shipped offshore in early March 2022 and 3 caissons left to be installed
•Subsea: the offshore construction campaign is expected to commence in May 2022
•Drilling: commenced with top holes completed on two of the four wells required for first gas

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.
(3) First quarter 2022 net production numbers include impact of Tullow's pre-emption in Ghana effective March 17, 2022.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2022 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and NOC financing. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the RBL Facility, Corporate revolver, and GoM Term Loan less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues and other income:
Oil and gas revenue	$659,015	$176,474
Gain on sale of assets	—	26
Other income, net	52	70
Total revenues and other income	659,067	176,570

Costs and expenses:
Oil and gas production	124,703	45,752
Facilities insurance modifications, net	7,136	671
Exploration expenses	11,876	8,181
General and administrative	25,793	22,441
Depletion, depreciation and amortization	158,969	76,541
Interest and other financing costs, net	33,139	24,528
Derivatives, net	282,172	102,461
Other expenses, net	2,426	3,468
Total costs and expenses	646,214	284,043

Income (loss) before income taxes	12,853	(107,473)
Income tax expense (benefit)	11,453	(16,705)
Net income (loss)	$1,400	$(90,768)

Net income (loss) per share:
Basic	$—	$(0.22)
Diluted	$—	$(0.22)

Weighted average number of shares used to compute net income (loss) per share:
Basic	454,102	407,365
Diluted	469,164	407,365

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$337,834	$131,620
Receivables, net	213,270	177,526
Other current assets	243,085	232,806
Total current assets	794,189	541,952

Property and equipment, net	4,030,816	4,183,987
Other non-current assets	196,356	214,712
Total assets	$5,021,361	$4,940,651

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$224,594	$184,403
Accrued liabilities	330,492	250,670
Current maturities of long-term debt	130,000	30,000
Other current liabilities	248,021	65,879
Total current liabilities	933,107	530,952

Long-term liabilities:
Long-term debt, net	2,385,629	2,590,495
Deferred tax liabilities	580,613	711,038
Other non-current liabilities	585,691	578,929
Total long-term liabilities	3,551,933	3,880,462

Total stockholders’ equity	536,321	529,237
Total liabilities and stockholders’ equity	$5,021,361	$4,940,651

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2022	2021
Operating activities:
Net income (loss)	$1,400	$(90,768)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	161,639	79,112
Deferred income taxes	(85,792)	(22,079)
Unsuccessful well costs and leasehold impairments	2,401	1,469
Change in fair value of derivatives	290,806	106,158
Cash settlements on derivatives, net(1)	(93,050)	(32,998)
Equity-based compensation	8,392	8,281
Gain on sale of assets	—	(26)
Loss on extinguishment of debt	192	—
Other	(2,288)	(890)
Changes in assets and liabilities:
Net changes in working capital	45,928	(94,885)
Net cash provided by (used in) operating activities	329,628	(46,626)

Investing activities
Oil and gas assets	(108,834)	(128,802)
Proceeds on sale of assets	118,222	631
Notes receivable from partners	—	(22,416)
Net cash provided by (used in) investing activities	9,388	(150,587)

Financing activities:
Borrowings on long-term debt	—	100,000
Payments on long-term debt	(107,500)	(350,000)
Net proceeds from issuance of senior notes	—	444,375
Purchase of treasury stock / tax withholdings	(2,753)	(1,018)
Dividends	(642)	(430)
Deferred financing costs	(5,738)	(1,034)
Net cash provided by (used in) financing activities	(116,633)	191,893

Net increase (decrease) in cash, cash equivalents and restricted cash	222,383	(5,320)
Cash, cash equivalents and restricted cash at beginning of period	174,896	149,764
Cash, cash equivalents and restricted cash at end of period	$397,279	$144,444

(1)Cash settlements on commodity hedges were $(83.6) million and $(28.6) million for the three months ended March 31, 2022 and 2021, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022
Net income (loss)	$1,400	$(90,768)	$14,332
Exploration expenses	11,876	8,181	69,077
Facilities insurance modifications, net	7,136	671	4,879
Depletion, depreciation and amortization	158,969	76,541	549,649
Equity-based compensation	8,392	8,281	31,762
Derivatives, net	282,172	102,461	449,896
Cash settlements on commodity derivatives	(83,563)	(28,623)	(279,361)
Restructuring and other	222	1,186	2,859
Other, net	2,204	2,282	6,210
Gain on sale of assets	—	(26)	(1,538)
Interest and other financing costs, net	33,139	24,528	136,982
Income tax expense (benefit)	11,453	(16,705)	62,614
EBITDAX	$433,400	$88,009	$1,047,361
Acquired Ghana interest and pre-emption interest EBITDAX(1)	(22,208)		97,986
Pro Forma EBITDAX	$411,192		$1,145,347

(1)Three Months Ended March 31, 2022 EBITDAX for the Acquired Ghana Interest and pre-emption interest of $(22.2) million is comprised of Revenues of $24.2 million less direct operating expenses of $1.4 million for the pre-empted interest which has been excluded to present Pro Forma EBITDAX for the three months ended March 31, 2022. Twelve Months Ended March 31, 2022 EBITDAX for the Acquired Ghana Interest and pre-emption interest of $98.0 million is comprised of Revenues of $345.3 million less direct operating expenses of $247.3 million for the acquired properties. Consistent with the definition of EBITDAX, $1.3 million of Facilities insurance modifications, net has been excluded from the results to present the Acquired Ghana Interests Twelve Months Ended March 31, 2022 EBITDAX. The results are presented on the accrual basis of accounting, however as the acquired properties were not accounted for or operated as a separate segment, division, or entity, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce. The results are not intended to be a complete presentation of the results of operations of the acquired properties and may not be representative of future operations as they do not include general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of crude oil.

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net income (loss)	$1,400	$(90,768)

Derivatives, net	282,172	102,461
Cash settlements on commodity derivatives	(83,563)	(28,623)
Gain on sale of assets	—	(26)
Facilities insurance modifications, net	7,136	671
Restructuring and other	222	1,186
Other, net	2,109	2,323
Loss on extinguishment of debt	192	—
Total selected items before tax	208,268	77,992

Income tax expense (benefit) on adjustments(1)	(63,980)	(20,198)
Impact of valuation adjustments and U.S. tax law changes	(3,295)	—
Adjusted net income (loss)	$142,393	(32,974)

Net income (loss) per diluted share	$—	$(0.22)

Derivatives, net	0.60	0.25
Cash settlements on commodity derivatives	(0.18)	(0.07)
Gain on sale of assets	—	—
Facilities insurance modifications, net	0.02	—
Restructuring and other	—	—
Other, net	—	0.01
Loss on extinguishment of debt	—	—
Total selected items before tax	0.44	0.19

Income tax expense (benefit) on adjustments(1)	(0.13)	(0.05)
Impact of valuation adjustments and U.S. tax law changes	(0.01)	—
Adjusted net income (loss) per diluted share	$0.30	$(0.08)

Weighted average number of diluted shares	469,164	407,365

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2022	2021
Reconciliation of free cash flow:
Net cash provided by (used in) operating activities	$329,628	$(46,626)
Net cash used for oil and gas assets - base business	(85,925)	(48,514)
Base business free cash flow	243,703	(95,140)
Net cash used for oil and gas assets - Mauritania/Senegal	(22,909)	(80,288)
Free cash flow(1)	$220,794	$(175,428)

(1)Commencing in the fourth quarter of 2021, the Company refined its definition of free cash flow to exclude non-recurring activity such as acquisitions, divestitures and NOC financing that may affect the comparability of results in order to better reflect cash flow of the underlying business, consistent with general industry practice.

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net Volume Sold
Oil (MMBbl)	6.348	3.068
Gas (MMcf)	1.004	1.325
Total (MMBoe)	6.515	3.289
Total (Boepd)	72.393	36.543

Revenue
Oil sales	$654,079	$171,934
Gas sales	4,936	4,540
Total sales	659,015	176,474
Cash settlements on commodity derivatives	(83,563)	(28,623)
Realized revenue	$575,452	$147,851

Oil and Gas Production Costs	$124,703	$45,752

Sales per Bbl/Mcf/Boe
Oil sales per Bbl	$103.04	$56.04
Gas sales per Mcf	4.92	3.43
Total sales per Boe	101.15	53.66
Cash settlements on commodity derivatives per oil Bbl(1)	(13.16)	(9.33)
Realized revenue per Boe	88.32	44.96

Oil and gas production costs per Boe	$19.14	$13.91

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was overlifted by approximately 56.0 thousand barrels as of March 31, 2022.

Hedging Summary
As of March 31, 2022(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2022:
Three-way collars	Dated Brent	3,375	56.67	43.33	76.91
Three-way collars	NYMEX WTI	750	65.00	50.00	85.00
Two-way collars	Dated Brent	5,000	63.25	—	84.00
2023:
Three-way collars	Dated Brent	2,000	65.00	47.50	95.25

(1)Please see the Company’s filed 10-K for full disclosure on hedging material. Includes hedging position as of March 31, 2022 and hedges added since year-end.
(2)“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 1.2 MMBbls of sold (short) calls with a strike price of $60.00 per Bbl in 2022.

2022 Guidance(1)

	2Q2022	FY 2022 Guidance

Production(2,3)	60,000 - 63,000 boe per day	63,000 - 67,000 boe per day

Opex	$17.00 - $19.00 per boe	$16.00 - $18.00 per boe

DD&A	$21.00 - $23.00 per boe

G&A(~65% cash)	$24 - $26 million	$90 - $100 million

Exploration Expense	$10 - $15 million	$45 - $55 million

Net Interest	~40 million / quarter

Tax	$13.00 - $15.00 per boe	$10.00 - $12.00 per boe

Capital Expenditure(4)	~$200 million	~$670 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)Includes impact of Tullow's pre-emption in Ghana, effective 17 March 2022.
(2)2Q 2022 cargos forecast - Ghana: 3 cargos / Equatorial Guinea: 1 cargo. FY 2022 Ghana: 14 cargos / Equatorial Guinea 3.5 cargos. Average cargo size ~950,000 barrels of oil.
(3)U.S. Gulf of Mexico Production - 2Q 2022 forecast 19,000-20,000 boe per day. FY2022: 18,500-20,500 boe per day. Oil/Gas/NGL split for 2022: ~80%/~12%/~8%.
(4)Excludes acquisitions/sales of oil & gas assets.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com